Exhibit 10.4

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (together with the Exhibits hereto, this “Agreement”), dated as of April 24, 2018 (the “Effective Date”), is made by and between Quality Technology Services Holding, LLC, a Delaware limited liability company (“Service Provider”), and General Datatech, L.P., a Texas limited partnership (“Buyer”).  Each of Buyer and Service Provider is referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

A.        Service Provider and Buyer, among others, are parties to that certain Transaction Agreement, dated as of even date herewith (as amended or modified from time to time in accordance with the terms thereof, the “Transaction Agreement”), pursuant to which, among other things, as of the date of this Agreement and subject to the terms and conditions of the Transaction Agreement, the Seller Parties or their Affiliates have transferred or will transfer to Buyer, and Buyer has acquired and assumed or will acquire and assume, the Purchased Assets and the Assumed Liabilities, used in certain hybrid cloud, hosting and managed services (such Purchased Assets and Assumed Liabilities, the “Transferred Products”), which for the avoidance of doubt does not include the colocation, communication and related managed services provided to such customers.

B.         In connection with the transactions under the Transaction Agreement, Buyer desires for Service Provider to provide, and Service Provider desires to provide to Buyer and its applicable Affiliates (the “Buyer Parties”), following the applicable Transfers or Participation Arrangements, certain transitional support services for the Transferred Products.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Definitions.  Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Transaction Agreement.

ARTICLE II.

TRANSITION SERVICES

Section 2.01    The Transition Services.

(a)        Transition Services.  On the terms and subject to the conditions set forth in this Agreement, from the date of the first Transfer of a Current Customer Contract (or Participation Arrangement) until August 31, 2018 or such earlier date as the parties may agree with respect to any Current Customer Contract (the “Cutoff Date”), Service Provider will provide to the Buyer Parties those services (the “Transition Services”) identified on Exhibit A hereto, as such may be amended or supplemented as agreed by the Parties from time to time; provided that such Transition Services may only be a service of a type and nature performed by Service Provider or its Affiliates with respect to the Transferred Products prior to the applicable Transfer.  Service Provider may provide all or part of the Transition Services through an outsourcing or other third-party provider arrangement or through one or more of its Affiliates to the extent Service Provider has retained such outsourcing or other third-party providers consistent with Service Provider’s past practices; provided,  however, if the use of such outsourcing or other third-party providers is not consistent with Service Provider’s past practices, Service Provider shall obtain the prior written consent of Buyer to enter into any such arrangement such consent not to be unreasonably withheld.  Service Provider will in all cases retain responsibility for providing the Transition Services to Buyer that may be provided by such outsourcing or other third-party providers.  Nothing in this Agreement shall require or be interpreted to require Service Provider or its Affiliates to provide a Transition Service to any Buyer Party beyond the scope and content of such Transition Service performed by Service Provider or its Affiliates with respect to the Transferred Products in the period immediately prior to the applicable Transfer or Participation Arrangement.  Notwithstanding any provision of this Agreement, no Transition Services provided under this Agreement shall include, or shall be construed as constituting, accounting, legal or tax advice or shall create any fiduciary obligations on the part of Service Provider or any of its Affiliates to any Person, including to Buyer or any of its Subsidiaries or Affiliates, or to any plan trustee or any customer of any of them.

(b)        Temporary Suspension or Modification.  To the extent permitted under any Current Customer Contract or under any Replacement Customer Contract thereunder, Service Provider may from time to time  shut down temporarily or suspend the operation of any systems or facilities necessary for the provision of any Transition Service for modification, upgrade, maintenance or replacement, or for legal, compliance or security purposes, whenever in its judgment such action is reasonably necessary, and Service Provider shall be relieved of its obligations to provide Transition Services during such period that its systems or facilities are shut down or suspended, but shall still be obligated to pay the Buyer any SLA credits associated with such action as defined in the Customer Contracts, if any.  Service Provider shall promptly notify Buyer upon becoming aware of the need to suspend or shut down and shall use commercially reasonable efforts to minimize disruptions to the operation of or performance under the Transferred Products; provided,  however, that notwithstanding the foregoing, Service Provider may immediately shut down or suspend the operation of any systems or facilities necessary for the provision of any Transition Service without prior notice in the case of an emergency shut down or suspension for legal, compliance or security purposes.

(c)        Termination of Transition Services.  Service Provider shall have the right, upon reasonable notice to Buyer, to terminate or discontinue any Transition Service if Service Provider and its applicable Affiliates are terminating or discontinuing such same service to its business units, business divisions or Affiliates in general.  Buyer may terminate any Transition Service, in whole or in part, upon fifteen (15) days’ prior notification to Service Provider in writing of Buyer’s determination.

(d)        Significant Transition Service or System Changes.  Service Provider shall have the right to upgrade or replace its systems through which Transition Services are being provided to Buyer as part of any upgrade or replacement made generally to Service Provider’s shared systems, business units, business divisions or Affiliates.  In the case of any such upgrade or replacement, Service Provider shall notify Buyer reasonably in advance of any such upgrade or replacement, and shall provide a good faith estimate of the incremental cost, if any, that would reasonably be expected to be incurred by Service Provider and its Affiliates in implementing such upgraded or replaced shared system (including the cost of any necessary security systems) in order to enable Service Provider and its Affiliates to continue providing the Transition Services to the Buyer Parties hereunder (the “Buyer Incremental Cost”).  Buyer shall be responsible for such Buyer Incremental Cost; provided that if Buyer does not wish to pay such Buyer Incremental Cost, Buyer may, within thirty (30) days following notice of such upgrade or replacement from Service Provider to Buyer, elect to discontinue any such affected Transition Service(s) with effect on a date that is prior to the date Service Provider has notified Buyer is the scheduled date for the implementation of such upgraded or replaced shared system with respect to the Transferred Products.

(e)        Standard of Service.  Service Provider represents, warrants and agrees that it shall provide the Transition Services in good faith, in accordance with all applicable laws and in a manner generally consistent with its past practices prior to the applicable Transfers or Participation Arrangements.  Subject to the second sentence of Section 2.01(a), Service Provider will allocate sufficient resources and qualified personnel as reasonably required to perform the Transition Services in accordance with this Agreement.

Section 2.02    Certain Obligations.

(a)        Policies and Procedures; Use of Transition Services.  Buyer shall, and shall cause its Affiliates to, adhere to applicable policies and procedures of Service Provider, its Affiliates and third-party providers relevant to the Transition Services that are communicated in writing to Buyer and are (i) in effect as at the date hereof, or (ii) adopted at any time (and from time to time) during the term of this Agreement (and which are promptly notified to Buyer following any such adoption).  The Buyer Parties shall use the Transition Services only for substantially the same purpose and in substantially the same manner as the Transferred Products used the Transition Services prior to the applicable Transfers or Participation Arrangements. Neither Buyer nor any Affiliate of the Buyer shall be permitted to use any Transition Service for any purpose other than in connection with the operation of or performance under the Transferred Products and the transition of the Transferred Products from Service Provider’s and its Affiliates’ support systems in accordance with this Agreement.

(b)        Cooperation; Information.  The Parties agree to, and agree to cause their respective Affiliates to, cooperate as reasonably requested by the other Party to assist such Party, its Affiliates and third-party providers of Service Provider in performing the Transition Services. Buyer shall be responsible for providing certain information to Service Provider, or to any Affiliate of Service Provider or third-party provider engaged to perform particular Transition Services, on a timely basis and in a format and with the level of detail acceptable to Service Provider or its Affiliate or third-party provider to enable Service Provider or its Affiliate or third-party provider to provide Transition Services under this Agreement.

(c)        Limited Use of Transition Services.  The Buyer Parties shall use the Transition Services only in connection with (i) the conduct of the Transferred Products in the ordinary course, and (ii) the separation of the Transferred Products from the remaining businesses of Service Provider and its Affiliates.  Buyer and its Affiliates shall not resell, assign or subcontract any of the Transition Services to any Person whatsoever or permit the use of the Transition Services by any Person other than the Buyer Parties in accordance with this Agreement.

(d)        Limited License.  To the extent required to deliver the Transition Services as contemplated in this Agreement, Buyer hereby grants and licenses (on a non-transferrable and terminable at will basis) to Service Provider and its applicable Affiliates and any applicable third-party providers, the right to access and use any Intellectual Property owned or licensed by Buyer and its Affiliates solely to the extent necessary for the purposes of rendering Transition Services under this Agreement; provided that if Buyer terminates any such license right for any reason other than Service Provider’s, its Affiliate’s or any third party provider’s breach of this Agreement, Service Provider shall be relieved of its obligations to provide the portion of the Transition Services to which such license right relates.

Section 2.03    Ingress and Egress.  Buyer hereby grants to Service Provider and its applicable Affiliates and any applicable third-party providers, at all times during the term of this Agreement, the right to ingress to and egress from the premises (or space) occupied by the Buyer Parties upon reasonable notice and during normal business hours for purposes necessary to the delivery of Transition Services hereunder, and the Buyer shall be entitled at any time to restrict or prohibit the access to its premises (or space) upon delivery of written notice to the Service Provider or its relevant agents or employees; provided that if Buyer restricts or prohibits the access to its premises (or space) for any reason other than Service Provider’s, its Affiliate’s or any third party provider’s breach of this Agreement, Service Provider shall be relieved of its obligations to provide the portion of the Transition Services for which such access is necessary.  Service Provider agrees that all of its and its Affiliates’ and third-party provider’s employees or contractors, when on the premises (or space) occupied by the Buyer Parties, shall conform to the policies and procedures of Buyer that are communicated in writing to Service Provider and are (i) in effect as at the date hereof, or (ii) adopted at any time (and from time to time) during the term of this Agreement (and which are promptly notified to Service Provider following any such adoption).

Section 2.04    Limitations on Transition Services.  Buyer acknowledges that Service Provider is agreeing to perform Transition Services in order to facilitate the Buyer Parties’ operation of or performance under the Transferred Products as described in the Transaction Agreement.  Service Provider shall not be required to expand its facilities, incur any capital expenditures or costs, employ additional personnel or maintain the employment of any specific persons in order to provide the Transition Services to the Buyer Parties.

Section 2.05    Separation and Migration.  In order to facilitate the separation of the Transferred Products from the business and organization of Service Provider and its Affiliates, including separation of the computer systems, infrastructure, databases, software, facilities, networks and other personal property included in the Transferred Products (collectively, the “Systems”) from Service Provider’s and its Affiliates’ Systems (“Systems Separation”), the Parties shall, and shall cause their Affiliates to, upon prior notice and at no cost to either Party (a) provide reasonable access, during regular business hours, to such personnel of the Parties and their Affiliates as reasonably designated to advise and provide knowledge transfer on the process and method for efficient and timely implementation of the Systems Separation, (b) provide copies of such files, documents, books, records, and other information as may be necessary or helpful to design a plan and/or prepare for the Systems Separation, and (c) cooperate in good faith to design and develop a plan for the Systems Separation.  In addition, Service Provider shall and shall cause its Affiliates to, upon prior notice from Buyer, (i) provide computers and storage for Buyer to install and set up monitoring and management tools and gain remote access to the hosted environment, and (ii) to the extent required by third party vendors, provide a letter of authorization to Buyer.

Section 2.06    Intellectual Property.  In connection with the performance of the Transition Services hereunder, the Parties may have access to or use of certain Intellectual Property disclosed or licensed by third parties to the other Party or its Affiliates (“Third-Party Intellectual Property”) as well as certain Intellectual Property owned by a Party or its Affiliates (“TSA Party Intellectual Property”).  To the extent necessary or appropriate to protect any such Third-Party Intellectual Property or TSA Party Intellectual Property, each Party shall, and shall cause its Affiliates to, enter into non-disclosure agreements with third parties or take other reasonable actions with respect to such Third-Party Intellectual Property or TSA Party Intellectual Property as may be reasonably requested by the other Party from time to time.  Other than as permitted by this Agreement, the no Party shall have any rights in or to any such Third-Party Intellectual Property or TSA Party Intellectual Property of the other Party as a result of any such access or use.  The Parties shall comply in all respects with the terms and conditions of any arrangement between any third parties and the other Party or its Affiliates, as the case may be, with respect to any Third-Party Intellectual Property disclosed to or used by a Party or any of its Affiliates as if the receiving Party or such Affiliates, as the case may be, were a direct party to such arrangements, including any obligations with respect to confidentiality and restrictions on use of Third-Party Intellectual Property.  Each Party assumes all liability associated with any breach by it of any terms and conditions of any agreement or other arrangement of which it is aware between any third parties and the other Party or its Affiliates in connection with the Transition Services, and without limiting the rights of the disclosing Party under the Transaction Agreement and the other Transaction Agreements, hereby indemnifies the disclosing Party, its Affiliates and their respective Representatives (together with their respective successors and permitted assigns) against, and agrees to defend and hold them harmless from, any and all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or Representatives of any of them (collectively, “Damages”) suffered by any of them arising out of, resulting from or related to any claim that the receiving Party’s or any of its Affiliates’ access to or use of Third-Party Intellectual Property not in compliance with the terms of this Agreement violates the Intellectual Property or other rights of any Person, or breaches a term or condition of any arrangement between the disclosing Party or its Affiliates and any third party.  Without limiting the foregoing, it is acknowledged and agreed that neither Party nor any of its Affiliates shall have any rights in or access to any source code with respect to any Third-Party Intellectual Property or TSA Party Intellectual Property of the other Party.  No Party or any of its Affiliates shall, through reverse engineering or any other means, attempt to access any such source code and shall use the Third-Party Intellectual Property and the TSA Party Intellectual Property of the other Party only for its intended use.

Section 2.07    Seller Names and Seller Marks.  Buyer acknowledges and agrees that, except as otherwise expressly set forth in the Transaction Agreement, neither Buyer nor its Affiliates is obtaining any rights in or licenses to use any Seller Names and Seller Marks.

ARTICLE III.

COMPENSATION; BILLING

Section 3.01    Compensation.  As compensation for the Transition Services provided hereunder, Buyer shall pay Service Provider the amounts contemplated in Exhibit A hereto.

Section 3.02    Third Party Costs and Expenses.  Except as otherwise provided on Exhibit A with respect to any Transition Services, Buyer shall pay Service Provider such amounts as may be necessary to reimburse Service Provider and its Affiliates for any reasonable fees, costs or out-of-pocket expenses reasonably incurred by Service Provider or its Affiliates and previously approved in writing by Buyer in connection with performing the Transition Services, including (a) third-party costs associated with the rehosting of current and historical data of the Transferred Products on Buyer’s and its Subsidiaries’ platforms, (b) incremental license or similar fees paid to third parties, including software vendors or licensors, as a result of the provision of Transition Services to the Buyer Parties, (c) third-party costs associated with systems maintenance and periodic upgrades of system hardware or software reasonably necessary to provide the Transition Services, (d) third-party costs incurred in connection with implementing and causing the Systems Separation, and (e) the Buyer Incremental Cost (if Buyer does not elect to discontinue the applicable Transition Services as provided in Section 2.01(c)).  Buyer shall, upon request of Service Provider, reimburse Service Provider for such fees, costs or expenses reasonably incurred by Service Provider upon provision of invoices delivered in accordance with Section 3.04 or other reasonable evidence that such amounts were incurred.  Notwithstanding the foregoing, during the term of this Agreement, Service Provider’s employees will remain employees of Service Provider or its Affiliates and shall not be deemed to be employees of Buyer or any of its Affiliates, and Service Provider or its applicable Affiliate will be responsible for the payment and provision of all wages, bonuses, commissions, employee benefits, and worker’s compensation, and the withholding and payment of applicable Taxes with respect to such employment.

Section 3.03    Required Consents.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to provide any Transition Service to the extent the provision of such Transition Service in accordance with this Agreement would require any consent, waiver, permit, license or sublicense of any third party (collectively, the “Required Consents”) unless and until such Required Consents shall have been obtained.  With respect to any Required Consents not obtained prior to the date of this Agreement, from and after the date hereof, Service Provider shall use commercially reasonable efforts (but without any payment of money or other transfer of value by Service Provider to any third party of more than the lesser of (x) $10,000.00 or (y) 25% of the annual value of the applicable Assigned Contract (for which such Transition Services are commissioned) to obtain such Required Consents and Buyer shall provide such reasonable cooperation as may be requested by Service Provider in connection with its pursuit of such Required Consents.  Service Provider shall use all commercially reasonable efforts to mitigate the value of any break, transfer, or similar fee which may be charged by a third party in respect of each such Required Consent and shall also keep

Buyer timely informed (and shall regularly consult with Buyer) regarding the status of any discussions with any third party that relate to the seeking of any such Required Consent.  To the extent Service Provider can obtain a Required Consent by adding Buyer or its Affiliates or Subsidiaries to a list of approved or authorized users of software, hardware or services used to provide Transition Services hereunder, Buyer hereby consents to Service Provider acting as its agent to prepare such documents and Buyer agrees to reasonably cooperate with Service Provider to execute such documents.  If a sublicense, temporary assignment or signature on any software license or confidentiality agreements becomes necessary for Service Provider to be authorized to provide the Transition Services, Buyer also agrees to reasonably cooperate and execute such documents.  The failure of Buyer to execute any of the documents referred to in this Section 3.03 shall relieve Service Provider of its duty to provide the portion of the Transition Services to which the Required Consent would have applied, unless such failure is a result of any requirement of Buyer to incur any cost or expense in connection with obtaining such Required Consent.

Section 3.04    Invoices.  Service Provider may send Buyer invoices on a monthly basis (targeted for the fifteenth (15th) day of each month) for Transition Services provided under this Agreement during the prior month and for Service Provider’s reimbursable costs and expenses in connection therewith during the prior month as may be further set forth in Exhibit A. Buyer shall pay the amount of each invoice in immediately available funds within thirty (30) days after the date thereof.  If any amounts due hereunder have not been received by the due date, the overdue amounts shall bear interest from the due date at the Interest Rate until received, and Buyer shall pay, as additional fees, all reasonable costs and expenses incurred by Service Provider in attempting to collect and collecting the amounts due under this Section 3.04, including all reasonable attorneys’ fees and expenses.  In the event Buyer disputes any amount set forth in an invoice received from Service Provider under this Agreement, Buyer will deliver a written statement to Service Provider not later than ten (10) days prior to the date on which payment is due in respect of such invoice.  Such statement will describe all disputed items and provide a reasonably detailed description of Buyer’s dispute.  Amounts not disputed by Buyer shall be deemed accepted and shall be paid in accordance with this Section 3.04.  The Parties shall seek to resolve all disputes in good faith.  Service Provider shall continue performing the Transition Services in accordance with this Agreement during the pendency of any dispute.

Section 3.05    Taxes.  Buyer shall pay all Taxes arising as a result of or in connection with the provision of the Transition Services or the performance of the obligations under this Agreement (other than income Taxes of Service Provider, its Affiliates or any third-party provider).

ARTICLE IV.

FORCE MAJEURE

Section 4.01    Force Majeure.  Service Provider’s performance of the Transition Services shall be the pendency of events beyond the control of Service Provider, including acts of God, acts, regulations or decrees of any Governmental Authority, war, acts of terrorism, embargoes, strikes or industrial disputes (to the extent having been beyond the control of Service Provider) or shortages of fuel, other shortages of labor or supply of materials, accident, fire, explosion, flood, nuclear disaster or riot (each, a “Force Majeure Event”).  Service Provider will provide written notice to Buyer as soon as reasonably practicable following the occurrence of any Force Majeure Event stating the date and the extent of the suspension of Transition Services caused by such Force Majeure Event and the nature of the Force Majeure Event.  Service Provider will resume performance of the Transition Services as soon as reasonably practicable after the Force Majeure Event no longer affects Service Provider’s performance.  Neither Party shall be liable for any nonperformance or delay in performance of its obligations under this Agreement when such nonperformance or delay is due to a Force Majeure Event.

ARTICLE V.

TERM AND TERMINATION

Section 5.01    Term.  This Agreement is effective as of the date hereof and, unless earlier terminated pursuant to the terms hereof, shall continue in effect until August 31, 2018 (the “Service Termination Date”); provided that in the event Exhibit A sets forth any earlier date for termination of a particular Transition Service, the Service Termination Date with respect to such Transition Service shall be such earlier date.  If Buyer desires for Service Provider to continue to perform any of the Transition Services after the Service Termination Date (or any earlier date for termination of a particular Transition Service) and Service Provider agrees in writing to continue providing such services, the Parties shall negotiate in good faith to determine an amount that compensates Service Provider for its reasonable costs for such performance.  Any Transition Services so performed by Service Provider pursuant to the immediately preceding sentence shall continue to constitute Transition Services hereunder and be subject to all of the provisions of this Agreement for the duration of any agreed upon extension period.

Section 5.02   Termination of Entire Agreement.  Each Party shall have the right to terminate this Agreement effective upon delivery of written notice to the other Party if: (a) the other Party makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of thirty (30) days; or (b) the other Party materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied within thirty (30) days after written notice of such default by the non-breaching Party.

Section 5.03   Termination or Suspension of Transition Services.  Service Provider’s obligations to perform Transition Services under this Agreement are conditioned upon the Buyer Parties complying in all material respects at all times with their covenants and obligations in this Agreement.  If at any time the Buyer Parties shall not be in material compliance with their covenants and obligations hereunder, Service Provider may terminate or suspend performance of any Transition Services materially adversely affected by or related to such noncompliance.

Section 5.04    Procedures upon Termination.  Following any termination of this Agreement in whole or in part, each Party shall provide reasonable cooperation to the other Party in connection with the cessation of the provision of Transition Services hereunder to minimize disruption to the Transferred Products; provided that this Section 5.04 shall not require Service Provider to provide Transition Services beyond the termination of such Transition Service or this

Agreement or to incur any unreimbursed costs or expenses.  Termination of this Agreement shall not affect any right to payment for Transition Services provided prior to termination.

Section 5.05     Effect of Termination.  In the event this Agreement is terminated pursuant to this Article V, this Agreement shall thereupon become null and void and of no further force and effect, except that the following Articles and Sections shall survive termination of this Agreement: Article III (Compensation; Billing), Section 5.04 (Procedures upon Termination), this Section 5.05,  Article VI (Liability and Indemnification), Section 7.01 (Confidentiality), and Article VIII (Miscellaneous).

ARTICLE VI.

LIABILITY AND INDEMNIFICATION

Section 6.01    Liability.  Service Provider and its Affiliates shall incur no liability whatsoever, whether in negligence, breach of contract or otherwise, for any Damages suffered or incurred by the Transferred Products, Buyer or its Affiliates or any other Person arising out of or in connection with the rendering of a Transition Service or any failure to provide a Transition Service, except to the extent such liability arises out of Service Provider’s willful misconduct or negligence.

Section 6.02 Disclaimer.  SERVICE PROVIDER’S WARRANTIES, CONDITIONS, REPRESENTATIONS, OBLIGATIONS AND LIABILITIES, AND THE REMEDIES OF BUYER, SET FORTH IN THIS AGREEMENT AND THE TRANSACTION AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND BUYER HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF SERVICE PROVIDER, AND ANY OTHER RIGHTS, CLAIMS AND REMEDIES OF BUYER, AGAINST SERVICE PROVIDER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY OF THE SERVICES, TRAINING, DATA, DOCUMENTATION OR OTHER THINGS PROVIDED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO:

(a)        ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS; OR

(b)        ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

Section 6.03   Third-Party Providers.  Without limiting the foregoing, Service Provider makes no representation or warranty with respect to any Transition Services to be provided by any third-party provider with respect to the Transferred Products as provided in this Agreement, including no representation as to the rights of such third-party providers to any tangible or intangible property used by such third-party providers in providing the Transition Services.

ARTICLE VII.

COVENANTS AND AGREEMENTS

Section 7.01    Confidentiality.

(a)        Without limiting the provisions of the Transaction Agreement and the other Transaction Agreements and except as may be permitted by Section 9.04 of the Transaction Agreement, each Party (i) shall (and shall cause its Representatives and Affiliates to, and for the avoidance of doubt and without limitation Service Provider shall cause any outsource provider or third party providing Transition Services under this Agreement to) treat and hold as confidential all proprietary, confidential and/or trade secret information (“Confidential Information”) that relates to and is disclosed by one Party or its Affiliates (the “Originating Party”) to the other Party or its Affiliates (the “Receiving Party”) in connection with the performance of its obligations under this Agreement, (ii) shall not (and shall cause its Representatives and Affiliates not to) disclose to any Person, publish or make publicly available any Confidential Information received from the Originating Party, and (iii) shall use Confidential Information received from the Originating Party solely in connection with the matters contemplated under this Agreement or the other Transaction Agreements and, to the extent that Buyer or any of its Affiliates is the Receiving Party, solely to the extent necessary in connection with the operation of or performance under the Transferred Products.  In the event the Receiving Party is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable Law) to disclose any Confidential Information of the Originating Party, the Receiving Party shall, to the extent legally permitted, notify the Originating Party promptly of the request or requirement so that the Originating Party, at its expense, may seek an appropriate protective order or waive compliance with this Section 7.01.  If, in the absence of a protective order or receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information; provided that the Receiving Party shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such Confidential Information.  Notwithstanding the foregoing, the provisions of this Section 7.01 shall not apply to Confidential Information that (A) is or becomes publicly available other than as a result of a disclosure by the Receiving Party in violation of this Agreement, (B) is or becomes available to the Receiving Party on a non-confidential basis from a source that, to the Receiving Party’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (C) is or has been independently developed by the Receiving Party.

(b)        Confidential Information shall remain the property of the Originating Party.  Except for the rights expressly granted under this Agreement or the other Transaction Agreements, neither this Agreement nor disclosure of Confidential Information hereunder shall be construed as granting any right or license to or under any Confidential Information or any copyrights, inventions, patents or other intellectual property now or hereafter owned or controlled by the Originating Party.

(c)        Upon expiration or termination of this Agreement and unless instructed to do otherwise by the Originating Party, the Receiving Party shall use commercially reasonable efforts to promptly destroy all of the Confidential Information, if any, received from the

Originating Party pursuant to this Agreement, except the foregoing obligation to destroy Confidential Information shall not apply where the Receiving Party is continuing to use the Confidential Information in accordance with Sections 7.01(a)(ii) and (iii) of this Agreement and except for records retained pursuant to document retention policies or automatic computer back-up or archival systems.  In the event that information not related to the Transferred Products is discovered by Buyer or its Affiliates, Buyer shall contact Service Provider for instructions as to the disposition of that information and protect that information at the level of “Confidential Information” in accordance with Section 7.01(a).

Section 7.02    Protection of Systems.  Buyer agrees that, to the extent Service Provider provides access to any of its or its Affiliates’ Systems to Buyer or Buyer’s Affiliates, such access shall be limited to access in connection with use or receipt of the Transition Services.  Buyer shall not, and shall cause its Affiliates not to, access any data, documents, drawings or computer software, other than to such extent as may be required in order to use or receive the benefit of the Transition Services, which access shall be in accordance with Section 2.02(a).  This restriction applies to viewing, approving and modifying of data.  Service Provider agrees not to, and to cause its Affiliates not to, access or manipulate Buyer’s data without Buyer’s written permission during the term of this Agreement, except as required to perform Service Provider’s obligations under this Agreement or as agreed to among the Parties.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01    Notices.  All notices and other communications under or by reason of this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when delivered by facsimile or e-mail transmission with receipt confirmed (followed by delivery of an original by another delivery method provided for in this Section 8.01) if delivered during business hours of the recipient, otherwise on the next Business Day or (c) one (1) Business Day after deposit with overnight courier service, in each case to the addresses, facsimile number or e-mail addresses and attention parties indicated below (or such other address, facsimile number, e-mail address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 8.01):

If to Service Provider, to:	c/o QTS Realty Trust, Inc.
12851 Foster Street
Overland Park, KS 66213
Attention: Legal Department
Facsimile: 877-772-5290
E-mail: legal@qtsdatacenters.com

If to Buyer, to:	General Datatech, L.P.
999 Metro Media Place
Dallas, Texas 75247
Attention: GDT Legal Department
E-mail: legal@gdt.com

Section 8.02    Governing Law.  This Agreement, and any Action that may be based upon, arise out of or relate or be incidental to any transaction contemplated by this Agreement, the negotiation, execution, performance or consummation of any of the foregoing or the inducement of any Party to enter into any of the foregoing, whether for breach of contract, tortious conduct or otherwise, and whether now existing or hereafter arising, will be exclusively governed by and construed and enforced in accordance with the internal Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.  Service Provider shall cause the Service Provider Indemnified Parties, and Buyer shall cause the Buyer Indemnified Parties, to comply with the foregoing as though such Indemnified Parties were a party to this Agreement.

Section 8.03    Other Provisions.  All provisions of Article IX of the Transaction Agreement (except for Sections 9.03 (Notices), 9.04 (Public Announcements), 9.11 (Governing Law), 9.15 (Remedies; Specific Performance), and 9.18 (Disclosure Letter and Exhibits) thereof) are incorporated by reference, mutatis mutandis, as terms and conditions of this Agreement.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered on the date first above written by their respective duly authorized officers.

SERVICE PROVIDER:

Quality Technology Services Holding, LLC

By	/s/ Chad L. Williams
Name: Chad L. Williams
Title: President and Chief Executive Officer

BUYER:

General Datatech, L.P.

By: Gendata, L.L.C., its general partner

By	/s/ John W. Roberts
Name: John W. Roberts
Title: President

[Signature Page to Transition Services Agreement]

CONFIDENTIAL

EXHIBIT A

TRANSITION SERVICES

Service

Service Provider shall, on behalf of the Buyer Parties, provide such support and services to the Buyer Parties as maybe requested by the Buyer Parties in order to satisfy and discharge the Buyer Parties’ obligations under the Applicable Customer Contract; provided that such support and services may only be a service of a type and nature performed by Service Provider or its Affiliates with respect to the Transferred Products prior to the applicable Transfer.

Applicable Customer Contract

Each Current Customer Contract that has been Transferred by Service Provider or its Affiliates to the Buyer Parties pursuant to the Transaction Agreement, upon and following the Transfer Effective Time with respect to such Current Customer Contract.

Term of Service

From the date of Transfer of each Applicable Customer Contract until the Cutoff Date.

Compensation

•     60% of Recognized Revenue (as defined in the Channel Fee Agreement) received and collected during each calendar month (or portion thereof) under each Applicable Customer Contract after its Transfer to Buyer (i.e., calculated using the same denominator as for the Channel Fee under the Channel Fee Agreement).

•     Payable on a monthly basis 30 days after the end of each month (i.e., on each Channel Fee payment date).

•     For the avoidance of doubt:

o    20% of such Recognized Revenue will be retained by Buyer; and

o    20% of such Recognized Revenue separately will be paid by Buyer to Service Provider as the monthly “Channel Fee” under the Channel Fee Agreement.

For the avoidance of doubt, nothing herein shall limit or modify the Channel Fee Agreement.

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